Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Champps Entertainment, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-106792 and 333-90287 on Forms S-8, and registration statement No. 333-102261 on Form S-3, of Champps Entertainment, Inc. of our report dated September 8, 2006, with respect to the consolidated balance sheets of Champps Entertainment, Inc. as of July 2, 2006 and July 3, 2005, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended July 2, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of July 2, 2006, and the effectiveness of internal control over financial reporting as of July 2, 2006, which reports appear in the July 2, 2006 annual report on Form 10-K of Champps Entertainment, Inc.

KPMG LLP

Denver, Colorado

September 8, 2006